EXHIBIT 99.1

Standard Parking Corporation Reports First Quarter Pre-Tax Income Per Share Increase of 40 Percent; Reaffirms Current Year Guidance

CHICAGO, May 2, 2007 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's largest providers of parking management services, today announced that first quarter 2007 pre-tax income increased by approximately 33% to $5.8 million, or $0.59 per share, as compared with $4.4 million, or $0.42 per share, in the first quarter of 2006. First quarter 2007 net income was $3.5 million, or $0.35 per share, as compared to $3.8 million, or $0.37 per share, in the first quarter of 2006, as the Company's effective tax rate increased to 40% in 2007 from 14% in 2006, although cash taxes for both years were below 5%.

 First Quarter Highlights
 ------------------------

 * 8% growth in same-location revenue; nominal decline in total revenue due primarily to change in contract mix (revenue figures exclude reimbursement of management contract expense)

 * Gross profit growth of 5%

 * Operating income up more than 14%

 * Pre-tax income up 33%; pre-tax income per share up 40%

 * Common stock repurchases of $3.4 million

 2007 Full-Year Guidance Reaffirmed
 ----------------------------------

 * EPS expected to be in the range of $1.40 - $1.50, using a 40%
   effective tax rate (cash taxes are expected to be less than 5%)

 * Pre-tax income per share expected to be in the range of
   $2.30 - $2.50

 * Free cash flow expected to be in the range of $20 million to
   $25 million

James A. Wilhelm, President and Chief Executive Officer, said, "We are very pleased to report yet another strong quarter with most major metrics showing solid growth over the prior year. The first quarter's nominal decline in revenue was attributable to the fact that several large lease contracts converted to management contracts at the beginning of the quarter, since we only record the fees associated with management contracts as opposed to recording all net receipts associated with leases.

"While we continue to add important new locations across all areas of our business, we did experience a net decrease of 16 locations during the quarter, bringing us back to about the same level as we had at this time last year. We also saw our location retention rate drop slightly, to 90%, for the trailing twelve months due in part to some higher than expected location turnover on the West Coast and the previously announced loss of the Chicago Park District locations. For the full year 2007, however, we still expect to meet or exceed the 91% retention rate we had at the end of 2006. Our pipeline of new deals is strong, and we will continue to provide updates on significant contract wins throughout the year.

"We are currently actively seeking small to mid-sized acquisitions that complement our existing business, and have several that we are evaluating. As always, we are focused on executing our disciplined approach to evaluating, pricing and ultimately integrating acquisitions. We have not assumed any acquisitions in our 2007 full-year guidance."

First Quarter Operating Results

Revenue, excluding reimbursement of management contract expense, for the first quarter of 2007 decreased by $0.2 million to $63.4 million from $63.6 million in the year ago period. Revenue from same store locations increased 8% compared with the 2006 first quarter.

Gross profit in the quarter was up by almost 5% to $19.7 million from $18.8 million a year ago.

General and administrative expense grew by 1% to $10.8 million from $10.7 million a year ago. The $10.8 million current quarter expense is expected to be indicative of our 2007 run rate.

Depreciation and amortization expense decreased by approximately $0.2 million in the first quarter of 2007 as compared with the same period of 2006 as the Company's limited outlays for capital expenditures over the past few years have moderated the level of depreciation and amortization. Resulting operating income for the 2007 first quarter was $7.6 million, an increase of 14% over the prior year.

Free cash flow for the 2007 first quarter was $5.2 million as compared with $2.8 million of negative free cash flow for the 2006 first quarter. $2.0 million of the increase in free cash flow versus the prior year was due to the repayment of the Company's 9.25% Senior Subordinated Notes in July 2006 which had semi-annual interest payments due in the first and third quarters. The remainder of the increase in free cash flow was attributable to fluctuations in working capital that are related primarily to the timing of payments, collections and certain accruals. 2007 free cash flow was used to reduce debt and complete share repurchases in the quarter totaling $3.4 million at an average price of $35.11. Adding $1.6 million in additional share repurchases made in April, 2007, the Company has expended $5.0 million against its previously announced $20.0 million buyback program.

Total debt at the end of the first quarter of 2007 was $82.3 million, down $11.4 million from $93.8 million at the end of the 2006 first quarter. Reduced borrowings in conjunction with lower interest rates under the senior credit facility and the repayment of the Senior Subordinated Notes in the second half of 2006 resulted in interest expense of $1.8 million, a decrease of $0.4 million from a year ago.

Pre-tax income for the 2007 first quarter increased by 33% to $5.8 million, or $0.59 per share, up from $4.4 million, or $0.42 per share, in the first quarter of 2006, an increase of 40% on a per-share basis.

At the end of 2006, the Company reversed its valuation allowance for deferred tax assets. As a result, the Company's effective tax rate for the first quarter of 2007 was 40% as compared with 14% in the first quarter of 2006. Income tax expense for the first quarter of 2007 increased almost four-fold to $2.4 million from $0.6 million in the 2006 first quarter. Net income for the first quarter decreased to $3.5 million, or $0.35 per share, versus $3.8 million, or $0.37 per share, a year ago. Cash taxes were below 5% in both years.

Recent Developments

Significant contract activity during the first quarter includes the award of new or modified contracts at several medical facilities, including:

 * Methodist Hospital Willowbrook in Houston, where the Company's existing contract was expanded to include shuttle service.

 * Strictly Pediatrics, a Cushman & Wakefield property in Austin,
   Texas, which awarded the Company a contract to manage its
   1,000 space self-park facility at this newly constructed pediatrics complex.

 * Lutheran General Hospital, one of the largest hospitals in the
   Chicago area, which selected the Company to manage its parking and shuttle operations.  The Lutheran General campus consists of three garages and ten surface lots totaling over 3,800 spaces as well as valet parking.

Other contract awards that the Company received during the 2007 first quarter included:

 * A contract to manage parking operations at the University of
   Maryland at Baltimore encompassing seven parking garages.

 * The expansion of the Company's relationship with New Jersey
   Transit to include its parking facility in Hoboken, New Jersey.

Partially offsetting the quarter's gain in new locations was the Company's loss of a West Coast account that encompassed the operation of nine parking facilities.

Financial Outlook

Based on the first quarter results, the Company reaffirms its net earnings guidance for the 2007 year of $1.40 - $1.50 per share, based on a 40% effective tax rate. Cash taxes are expected to be less than 5%. Pre-tax income per share is still expected to be in the range of $2.30 - $2.50, an increase of 13% - 23% as compared to 2006. The Company also reaffirms its expectation that free cash flow will be in the range of $20 million to $25 million for the year net of estimated spending of $6.0 million for capital expenditures in 2007. These guidance estimates continue to assume ten million diluted shares outstanding and do not include the impact of any stock repurchases, acquisitions or mergers that might be completed during 2007. Also excluded are any additional insurance proceeds that may be received relating to our approximately $3.0 million insurance claim for business interruption losses resulting from Hurricane Katrina.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, May 3, 2007 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of May 2, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; our indebtedness could adversely affect our financial health; availability, terms and deployment of capital; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability of our majority shareholder to control our major corporate decisions and a majority of our directors are not considered "independent"; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                     STANDARD PARKING CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (in thousands, except for share and per share data)

                                              March 31,    December 31,
                                                 2007         2006
                                             ---------      ---------
                    ASSETS
 Current assets:
 Cash and cash equivalents                   $   6,848      $   8,058
 Notes and accounts receivable, net             43,378         40,003
 Prepaid expenses and supplies                   2,328          2,221
 Deferred taxes                                  8,290          8,290
                                             ---------      ---------
 Total current assets                           60,844         58,572

 Leaseholds and equipment, net                  16,319         16,902
 Long-term receivables, net                      5,399          5,131
 Advances and deposits                           1,268          1,493
 Goodwill                                      119,197        119,078
 Intangible and other assets, net                3,189          3,105
 Deferred taxes                                  6,255          8,247
                                             ---------      ---------
 Total assets                                $ 212,471      $ 212,528
                                             =========      =========

          LIABILITIES AND COMMON
           STOCKHOLDERS' EQUITY

 Current liabilities:
 Accounts payable                            $  35,953      $  33,167
 Accrued and other current liabilities          29,139         29,087
 Current portion of long-term borrowings         2,466          2,766
                                             ---------      ---------
 Total current liabilities                      67,558         65,020

 Long-term borrowings, excluding
  current portion                               79,875         82,899
 Other long-term liabilities                    23,246         23,356

 Common stockholders' equity:
 Common stock, par value  $.001 per share;
  12,100,000 shares authorized; 9,544,354 and
  9,621,799 shares issued and outstanding as
  of March 31, 2007 and December 31, 2006,
  respectively                                      10             10
 Additional paid-in capital                    166,127        169,633
 Accumulated other comprehensive income             55            139
 Treasury stock, at cost                            --           (647)
 Accumulated deficit                          (124,400)      (127,882)
                                             ---------      ---------
 Total common stockholders' equity              41,792         41,253
                                             ---------      ---------
 Total liabilities and common
  stockholders' equity                       $ 212,471      $ 212,528
                                             =========      =========

                     STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    (in thousands, except for share and per share data, unaudited)

                                                 Three Months Ended
                                              ------------------------
                                               March 31,     March 31,
                                                 2007          2006
                                              ----------    ----------
 Parking services revenue:
 Lease contracts                              $   35,198    $   38,354
 Management contracts                             28,196        25,237
                                              ----------    ----------
                                                  63,394        63,591
 Reimbursement of management contract expense     90,497        88,040
                                              ----------    ----------
 Total revenue                                   153,891       151,631

 Cost of parking services:
 Lease contracts                                  32,018        34,804
 Management contracts                             11,724        10,023
                                              ----------    ----------
                                                  43,742        44,827
 Reimbursed management contract expense           90,497        88,040
                                              ----------    ----------
 Total cost of parking services                  134,239       132,867

 Gross profit:
 Lease contracts                                   3,180         3,550
 Management contracts                             16,472        15,214
                                              ----------    ----------
 Total gross profit                               19,652        18,764

 General and administrative expenses              10,814        10,681
 Depreciation and amortization                     1,252         1,445
                                              ----------    ----------

 Operating income                                  7,586         6,638

 Other expenses (income):
 Interest expense                                  1,803         2,186
 Interest income                                    (219)          (74)
                                              ----------    ----------
                                                   1,584         2,112

 Minority interest                                   160           124
                                              ----------    ----------

 Income before income taxes                        5,842         4,402

 Income tax expense                                2,360           598
                                              ----------    ----------

 Net income                                   $    3,482    $    3,804
                                              ==========    ==========
 Common stock data:
 Net income per common share:
  Basic                                       $     0.36    $     0.38
  Diluted                                     $     0.35    $     0.37
 Pre-tax income per common share:
  Basic                                       $     0.61    $     0.43
  Diluted                                     $     0.59    $     0.42
 Weighted average common shares outstanding:
  Basic                                        9,603,332    10,121,869
  Diluted                                      9,859,661    10,377,057

                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    (in thousands, except for share and per share data, unaudited)

                                                  Three Months Ended
                                                 --------------------
                                                       March 31,
                                                   2007        2006
                                                 --------    --------

 Operating activities:
 Net income                                      $  3,482    $  3,804
 Adjustments to reconcile net income to
  net cash provided by operations:
   Depreciation and amortization                    1,252       1,445
   Non-cash compensation                              179          78
   Amortization of deferred financing costs            68         189
   Amortization of carrying value in excess
    of principal                                       --         (56)
   Excess tax benefit related to stock
    option exercises                                 (265)         --
   Recoveries of bad debts net of (reversals)        (255)       (209)
   Deferred taxes                                   1,992         458
   Change in operating assets and liabilities        (379)     (7,588)
                                                 --------    --------
    Net cash provided by (used in) operating
     activities                                     6,074      (1,879)

 Investing activities:
 Purchase of leaseholds and equipment                (668)       (397)
 Contingent earn-out payments                         (77)        (75)
                                                 --------    --------
 Net cash used in investing activities               (745)       (472)

 Financing activities:
 Proceeds from exercise of stock options              178         286
 Tax benefit related to stock option exercises        265          --
 Repurchase of common stock                        (3,430)     (2,999)
 (Payments) proceeds on senior credit facility     (2,600)      2,450
 Payments on long-term borrowings                     (77)        (26)
 Payments on joint venture borrowings                  --        (165)
 Payments of debt issuance costs                       --         (78)
 Payments on capital leases                          (748)       (628)
                                                 --------    --------
 Net cash used in financing activities             (6,412)     (1,160)

 Effect of exchange rate changes on cash
  and cash equivalents                               (127)       (468)
                                                 --------    --------

 Decrease in cash and cash equivalents             (1,210)     (3,979)
 Cash and cash equivalents at beginning of period   8,058      10,777
                                                 --------    --------
 Cash and cash equivalents at end of period      $  6,848    $  6,798
                                                 ========    ========

 Supplemental disclosures:
 Cash paid during the period for:
 Interest                                        $  1,618    $  3,354
 Income taxes                                         210          85
 Supplemental disclosures of non-cash activity:
 Debt issued for capital lease obligations       $     --    $    380

                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
                            (in thousands)

                                                 Three Months Ended
                                                 ------------------
                                                      March 31,
                                                   2007       2006
                                                 -------    -------
 Operating income                                $ 7,586    $ 6,638
  Depreciation and amortization                    1,252      1,445
  Non-cash compensation                              179         78
  Income tax paid                                   (210)       (85)
  Minority interest                                 (160)      (124)
  Change in assets and liabilities                (1,082)    (6,945)
  Capital expenditures and contingent
   earn-out payments                                (745)      (472)
                                                 -------    -------
 Operating cash flow                             $ 6,820    $   535
  Cash interest paid                              (1,618)    (3,354)
                                                 -------    -------
 Free Cash Flow (a)                              $ 5,202    $(2,819)
  Decrease in cash and cash equivalents            1,210      3,979
                                                 -------    -------
 Free cash flow, net of change in cash           $ 6,412    $ 1,160

 (Uses)/Sources of cash:
   Proceeds from/(payments on) senior credit
    facility and 9.25% Notes                     $(2,600)   $ 2,450
   Payments on long-term borrowings                 (825)      (819)
   Payments of debt issuance costs                    --        (78)
   Proceeds from exercise of stock options           178        286
   Tax benefit related to stock option exercises     265         --
   Repurchase of common stock                     (3,430)    (2,999)
                                                 -------    -------
 Total (uses) of cash                            $(6,412)   $(1,160)

 ---------------------------------------------------------------------
 (a) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow
                                                 Three Months Ended
                                                 ------------------
                                                      March 31,
                                                   2007       2006
                                                 -------    -------
        Net cash provided by (used in)
         operating activities                    $ 6,074    $(1,879)
        Net cash used in investing activities       (745)      (472)
        Effect of exchange rate changes on cash
         and cash equivalents                       (127)      (468)
                                                 -------    -------
        Free cash flow                           $ 5,202    $(2,819)

                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                           March 31,    December 31,   March 31,
                              2007          2006          2006
                           --------      ----------    --------
 Managed facilities          1,717         1,733         1,698
 Leased facilities             245           245           265
                             -----         -----         -----
 Total facilities            1,962         1,978         1,963

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com